Exhibit 3.2

AMENDED AND RESTATED

LIMITED LIABILITY COMPANY AGREEMENT

OF

ANCESTRY.COM LLC

This Amended and Restated Limited Liability Company Agreement (this “Agreement”) of Ancestry.com LLC (the “Company”), dated as of May 10, 2013 is entered into by Ancelux 2 S.àr.l., a société à responsabilité limitée organized and existing under the laws of Grand Duchy of Luxembourg (the “Member”).

WHEREAS, the Company was formed under the Delaware Limited Liability Company Act, (6 Del. C. § 18-101, et seq.) (as amended from time to time, the “Delaware Act”) pursuant to a Certificate of Formation of the Company, which was filed with the Secretary of State of the State of Delaware on December 7, 2012;

WHEREAS, the Member entered into that certain Limited Liability Company Agreement, dated as of December 12, 2012 (the “Original LLC Agreement”), in order to set forth its binding agreement as to the affairs of the Company, the conduct of its business and the rights and obligations of the Member;

WHEREAS, on March 19, 2013, the Company changed its name from “Anvil US 1 LLC” to “Ancestry.com LLC” by filling a Certificate of Amendment to the Certificate of Formation with the Secretary of State of the State of Delaware; and

WHEREAS, the Member desires to amend and restate the Original LLC Agreement on the terms set forth herein to, among other things, reflect the change in the name of the Company, changes in the composition of the Operating Committee (as defined herein) and to reflect additional capital contributions made by the Member.

NOW, THEREFORE, in consideration of the foregoing, and of the covenants and agreements hereinafter set forth, it is hereby agreed as follows:

ARTICLE 1

GENERAL PROVISIONS

1.1. Name. The name of the Company is Ancestry.com LLC.

1.2. Purpose. The purposes of the Company are, and the nature of the business to be conducted and promoted by the Company is, engaging in any lawful act or activity for which limited liability companies may be formed under the Delaware Act and engaging in all acts or activities as the Company deems necessary, advisable or incidental to the furtherance of the foregoing.

1.3. Registered Office. The address of the registered office of the Company in the State of Delaware is 1209 Orange Street, City of Wilmington, County of New Castle, Delaware 19801.

1.4. Registered Agent. The name and address of the registered agent of the Company for service of process on the Company in the State of Delaware is The Corporation Trust Company, 1209 Orange Street, City of Wilmington, County of New Castle, Delaware 19801.

ARTICLE 2

MANAGEMENT OF THE COMPANY

2.1 Management by the Member. The management of the Company is vested to the Member. Except as otherwise provided in this Agreement, the Member shall have the power to do any and all acts necessary, convenient, or incidental to or for the furtherance of the purposes described herein, including all powers, statutory or otherwise, possessed by members of a limited liability company under the laws of the State of Delaware. The Member has the authority to bind the Company. Under its sole discretion the Member shall have full power and authority to delegate any of its powers and authorities under this Agreement.

2.2. Delegation of Management to Operating Committee. Except as otherwise provided in this Agreement, the Member hereby revocably delegates the power and authority to manage and direct the business and affairs of the Company to an operating committee (the “Operating Committee”). Subject to the policies and limitations established by the Member, the Operating Committee shall hereby have all authority, power and discretion to act on behalf of the Company in all matters respecting the Company and its operations, business and properties, to manage and control the business, affairs and properties (including the disposition of all or part thereof) of the Company, to make all decisions regarding those matters and to perform any and all other acts or activities customary or incident to the management of the Company’s business. Without limiting the generality of the above, the Operating Committee shall have full power and authority to assume and exercise all rights, powers and responsibilities granted to managers and directors by the Delaware Act and hereby delegated by the Member. In connection with the foregoing, the Operating Committee is hereby authorized and empowered to act through its officers and employees and other persons designated by the Operating Committee in carrying out any or all of its powers and authorities under this Agreement, and to delegate any or all of the powers and authorities that the Operating Committee possesses under this Agreement to any officer, employee or agent of the Company or the Operating Committee and to any other person designated by the Operating Committee. The Member keeps control over the decisions and actions undertaken by the Operating Committee and may from time-to-time set the limits of the authority of the Operating Committee and the respective officers, employees or agents to the extent it considers necessary for the purposes of managing the Company.

2.3. Operating Committee Composition.

(a) The Operating Committee shall be comprised of five (5) members or such other number of members as may from time to time be determined by the Member. The following persons are hereby appointed to serve as initial members of the Operating Committee, until their successor is duly appointed or, if earlier, their death, resignation or removal:

Bruce Chizen

Vic Parker

Brian Ruder

Richard Sanders

Timothy Sullivan

(b) Any member of the Operating Committee may be removed with or without cause by the Member. In the event the position of a member of the Operating Committee becomes vacant, a replacement shall be appointed by the Member.

2.4 Meetings of the Operating Committee.

(a) Quarterly and Regular Meetings. Unless otherwise decided by the Member, the Operating Committee shall hold quarterly meetings, and may hold additional regular meetings, at such time and place (which need not be in the State of Delaware) as the Operating Committee determines.

(b) Special Meetings. Special meetings of the Operating Committee may be called by any member of the Operating Committee.

(c) Notice of Meetings; Participation. Notice of regular meetings established by action of the Operating Committee shall not be required. All other meetings of the Operating Committee may be called on at least two (2) business days advance notice to each member of the Operating Committee. Such notice shall state the purpose or the business to be transacted at such meeting. Any notice of a meeting required hereunder may be waived in writing before or after the meeting. All members of the Operating Committee shall be entitled to receive required notices and agendas of upcoming Operating Committee meetings, attend all Operating Committee meetings, participate in all discussions and receive minutes from previous Operating Committee meetings.

(d) Waiver of Notice; Minutes. Attendance of a member of the Operating Committee at a meeting shall constitute a waiver of notice of such meeting, except where a member attends a meeting for the express purpose of objecting, at the beginning of such meeting, to the transaction of any business on the ground that the meeting is not lawfully called or convened. Minutes of all meetings of the Operating Committee shall be kept and retained in the records of the Company.

(e) Quorum; Voting Requirements. A majority of the members of the Operating Committee shall be present at any meeting of the Operating Committee in order to constitute a quorum for the transaction of any business. The vote of a majority of the members of the Operating Committee present at a meeting at which a quorum is present shall be the act of the Operating Committee.

(f) Action by Written Consent. Any action permitted or required by applicable law or this Agreement to be taken at a meeting of the Operating Committee may be taken without a meeting if a consent in writing, setting forth the action to be taken, is signed by all of the current members of the Operating Committee. Any such consent may be executed and delivered by telecopy or electronic mail in multiple counterparts. Action taken by written consent shall have the same force and effect as a vote at a meeting and may be stated as such in any document or instrument filed with the Secretary of State, and the execution of such consent shall constitute attendance or presence in person at a meeting of the Operating Committee.

(g) Telephonic Meetings. Subject to the requirements of this Agreement for notices of special meetings, members of the Operating Committee may participate in and hold a meeting of the Operating Committee, by means of a conference telephone or similar communications equipment by means of which all members of the Operating Committee participating in the meeting can hear and speak to each other, and participation in such meeting shall constitute attendance and presence in person at such meeting, except where a member of the Operating Committee participates in the meeting for the express purpose of objecting, at the beginning of such meeting, to the transaction of any business on the ground that the meeting is not lawfully called or convened.

2.5 Officers.

(a) Appointment. In furtherance of the foregoing, the Member hereby revocably delegates its power and authority to the Operating Committee to designate officers of the Company, including a President, a Chief Financial Officer, any number of Vice Presidents, a Treasurer, a Secretary, any number of Assistant Treasurers and Assistant Secretaries, and such other officers as the Operating Committee deems necessary and appropriate, who shall have such authority and perform such duties in the management of the Company as generally pertain to their respective offices, and shall have such other powers as the Operating Committee may determine. Each such officer is hereby deemed to be an authorized person within the meaning of the Delaware Act. Any number of offices may be held by the same person.

(b) Resignation; Removal. Any officer of the Company may resign at any time by giving written notice of his or her resignation to the Operating Committee. Any such resignation shall take effect at the time specified therein or, if the time when it shall become effective shall not be specified therein, immediately upon receipt. Unless otherwise specified therein, the acceptance of any such resignation shall not be necessary to make it effective. Any officer of the Company may be removed, with or without cause, at any time by the Operating Committee, pursuant to Section 2.4

(c) President. The President shall be the chief executive officer of the Company. Subject to the provisions of this Agreement and to the direction of the Operating Committee, he or she shall have the responsibility for the general management and control of the business and affairs of the Company and shall perform all duties and have all powers which are commonly incident to the office of chief executive or which are delegated to him or her by the Operating Committee. He or she shall have power to sign all certificates, contracts and other instruments of the Company which are authorized and shall have general supervision and direction of all of the other officers, employees and agents of the Company.

(d) Chief Financial Officer. The Chief Financial Officer shall exercise all the powers and perform the duties of the office of the chief financial officer and in general have overall supervision of the financial operations of the Company. The Chief Financial Officer shall, when requested, counsel with and advise the other officers of the Company and shall perform such other duties as such officer may agree with the President or as the Operating Committee may from time to time determine.

(e) Vice President. Each Vice President shall have such powers and duties as may be delegated to him or her by the Operating Committee. One (1) Vice President shall be designated by the Operating Committee to perform the duties and exercise the powers of the President in the event of the President’s absence or disability.

(f) Treasurer. The Treasurer shall have the responsibility for maintaining the financial records of the Company. He or she shall make such disbursements of the funds of the Company as are authorized and shall render from time to time an account of all such transactions and of the financial condition of the Company. The Treasurer shall also perform such other duties as the Operating Committee may from time to time prescribe.

(g) Secretary. The Secretary shall issue all authorized notices for, and shall keep minutes of, all meetings of the stockholders and the Operating Committee. He or she shall have charge of the corporate books and shall perform such other duties as the Operating Committee may from time to time prescribe.

2.6 Reliance by Third Parties. Any person or entity dealing with the Company is entitled to rely (without duty of further inquiry) upon a certificate signed by the Member or by the Operating Committee on behalf of the Member as to: (i) the identity of the Member; (ii) the existence or nonexistence of any facts which constitute a condition precedent to acts by the Member and/or the Operating Committee or which are in any other manner germane to the affairs of the Company; (iii) the persons who are authorized to execute and deliver any instrument or document on behalf of the Company; or (iv) any act or failure to act by the Company or any other matter whatsoever involving the Company or the Member.

ARTICLE 3

CAPITAL CONTRIBUTION

3.1. Capital Contribution; Capital Account. The capital contribution of the Member is set forth on Exhibit A hereto, as amended from time to time. Except as required by applicable law, the Member shall not at any time be required to make any additional contribution to the capital of the Company or any loans to the Company. The Member’s capital account shall be adjusted for distributions and allocations made pursuant to Article 4.

ARTICLE 4

DISTRIBUTIONS AND ALLOCATIONS

4.1. Distributions. Distributions shall be made at the times and in the aggregate amounts determined by the Member.

4.2. Allocations. Allocations shall be determined by the Member, and for so long as the Member is the only member of the Company, allocations shall be made 100% to the Member without the formal decision of the Member or approval of the Operating Committee.

ARTICLE 5

DISSOLUTION; ASSIGNMENT; ADDITIONAL MEMBERS

5.1. Dissolution. The Company shall dissolve, and its affairs shall be wound up upon the first to occur of the following: (a) the written consent of the Member, or (b) the termination of the legal existence of the last remaining Member or the occurrence of any other event that terminates the continued membership of the last remaining Member in the Company unless the business of the Company is continued in a manner permitted by this Agreement or the Delaware Act or (c) a judicial determination that an event has occurred that makes it unlawful, impossible or impractical for the Company to carry on the business of the Company.

5.2. Assignments. The Member may assign in whole or in part its limited liability company interest.

5.3. Admission of Additional Members. One or more additional members of the Company may be admitted to the Company with the consent of the existing Member.

ARTICLE 6

LIMITATION ON LIABILITY

6.1. Liability of Member. Except as otherwise provided by the Delaware Act, the debts, obligations and liabilities of the Company, whether arising in contract, tort or otherwise, shall be solely the debts, obligations and liabilities of the Company, and the Member shall not be obligated personally for any such debt, obligation or liability of the Company solely by reason of being a member or participating in the management of the Company. The failure of the Company to observe any formalities or requirements relating to the exercise of its powers or management of its business or affairs under the Delaware Act or this Agreement shall not be grounds for imposing personal liability on the Member for liabilities of the Company.

ARTICLE 7

TAX MATTERS

7.1. Status of the Company. It is intended that the Company be disregarded as an entity separate from the Member for federal income tax purposes. No election shall be made pursuant to Treasury Regulation Section 1.7701-3 promulgated under the United States Internal Revenue Code of 1986, as amended from time to time, (the “Code”) to treat the Company as an association taxable as a corporation. To the extent the Company is not disregarded for any state, local or foreign income or franchise tax purpose, or other tax purpose, the Company shall prepare and file tax returns as necessary, and the Operating Committee (as hereby delegated by the Member) shall prepare tax returns consistently with such tax returns.

7.2. Tax Elections. All tax elections required or permitted to be made under the Code and any applicable state, local or foreign tax law shall be made in the discretion of the Operating Committee (as hereby delegated by the Member), and any decision with respect to the treatment of Company transactions on the Company’s state, local or foreign tax returns shall be made in such manner as may be approved by the Operating Committee.

ARTICLE 8

MISCELLANEOUS

8.1. Amendment. This Agreement may be amended from time to time with the written consent of the Member.

8.2. Certificates Representing Interests. Each limited liability company interest of the Company shall constitute and remain a “security” within the meaning of, and governed by, Article 8 of the Uniform Commercial Code as in effect from time to time in the State of Delaware. The interests of the Company shall be represented by certificates; provided that the Member and/or Operating Committee (under delegation of the Member) may provide by resolution or resolutions that some or all of any class or series shall be uncertificated interests that may be evidenced by a book-entry system maintained by the registrar of such interests. If interests are represented by certificates, such certificates shall be in the form, other than bearer form, approved by the Member or Operating Committee (under delegation of the Member). The certificates representing interests of each class shall be signed by, or in the name of, the Company by the president or any vice president and by the secretary, any assistant secretary, the treasurer or any assistant treasurer. Any or all such signatures may be facsimiles. Although any officer, transfer agent or registrar whose manual or facsimile signature is affixed to such a certificate ceases to be such officer, transfer agent or registrar before such certificate has been issued, it may nevertheless be issued by the Company with the same effect as if such officer, transfer agent or registrar were still such at the date of its issue.

8.3. Pledge of Membership Interest. Notwithstanding any provision of this Agreement to the contrary, the limited liability company interests issued hereunder or covered hereby may be pledged to any lender or lenders as collateral for the indebtedness, liabilities and obligations of the Company and/or any of its subsidiaries to such lender or lenders, and any such lender’s or lenders’ rights under any collateral documentation governing or pertaining to such pledge. The pledge of such limited liability company interests shall not, except as otherwise provided in such collateral documentation, cause the Member to cease to be a Member or to have the power to exercise any rights or powers of a Member and, except as provided in such collateral documentation, such lender or lenders shall not have any liability solely as a result of such pledge. Without limiting the foregoing, the right of such lender or lenders to enforce their rights and remedies under such collateral documentation hereby is acknowledged and any such action taken in accordance therewith shall be valid and effective for all purposes under this Agreement (regardless of any restrictions herein contained) and any assignment, sale or other disposition of the limited liability company interests by such lender or lenders pursuant to any such collateral documentation in connection with the exercise of any such lender’s or lenders’ rights and powers shall be valid and effective for all purposes, including, without limitation, under the Delaware Act and this Agreement, to transfer all right, title and interest of the Member hereunder to itself or themselves, any other lender or any other person (each, an “Assignee”) in accordance with such collateral documentation and applicable law (including, without limitation, in accordance with such collateral documentation and applicable law, the rights to participate in the management of the business and the business affairs of the Company, to share profits and losses, to receive distributions and to receive allocation of income, gain, loss, deduction, credit or similar item) and such Assignee shall be a Member of the Company with all rights and powers of a Member. Such assignment shall not constitute an event of dissolution under Section 5.1 hereunder. Further, no lender or any such Assignee shall be liable for the obligations of the Member assignor to make contributions. The Member approves all of the foregoing and agrees that no further approval shall be required for the exercise of any rights or remedies under such collateral documentation.

8.4. Severability. If any provisions of this Agreement shall be determined to be illegal or unenforceable by any court of law, the remaining provisions shall be severable and enforceable in accordance with their terms.

8.5. Headings. The section and other headings of this Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Agreement.

8.6. Governing Law. This Agreement shall be governed by, and construed under, the laws of the State of Delaware, all rights and remedies being governed by said laws.

[Signature Page Follows]

IN WITNESS WHEREOF, the undersigned has caused this Agreement to be duly executed and delivered in its name and on its behalf, as of the date first above written.

ANCELUX 2 S.ÀR.L

By:

	Name:	Severine Michel
	Title:	Manager

[Signature page to the LLC Agreement of Ancestry.com LLC]

EXHIBIT A

Member	Capital Contribution

Ancelux 2 S.àr.l.	$622,268,492.33